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                                                                     Exhibit 5.1

                             VINSON & ELKINS L.L.P.
                             2300 First City Tower
                               1001 Fannin Street
                           Houston, Texas 77002-6760
                            Telephone (713) 758-2222
                               Fax (713) 758-2346

                                August 21, 1997


Authentic Specialty Foods, Inc.
1313 Avenue R
Grand Prairie, Texas 75050

Ladies and Gentlemen:

         We have acted as counsel to Authentic Specialty Foods, Inc., a Texas corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-1, Registration Statement No. 333-29959 (the "Registration Statement"), relating to the proposed offer and sale by the Company of 4,715,000 shares of the Company's common stock, par value $1.00 per share (the "Shares"). In our capacity as counsel of the Company, we are passing on certain legal matters in connection with the registration of the sale of the Shares. At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.

         In connection with rendering this opinion, we have examined such certificates, instruments and documents and reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion. In addition, we have relied as to factual matters on certificates of certain public officials and officers of the Company.

         Based upon the foregoing examination and review, we are of the opinion that, upon the payment therefor in accordance with the underwriting agreement described in the Registration Statement, the Shares will be duly and validly authorized and legally issued, fully paid and nonassessable;

         The foregoing opinion is limited to the laws of the United States of America and the State of Texas. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons
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whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,



                                        VINSON & ELKINS L.L.P.